For further information contact:
David Carey
Lazar Partners Ltd.
212-867-1768
dcarey@lazarpartners.com
Electro-Optical Sciences Provides MelaFind Development Update
IRVINGTON, NY, December 29, 2008 — Electro-Optical Sciences, Inc. (“EOS”) (NASDAQ: MELA), a medical device company focused on the design and development of MelaFind®, a non-invasive, point-of-care instrument to assist in the early detection of melanoma, today announced that the algorithms for analysis of the pivotal trial have been finalized.
“All follow-up data have been received, the pivotal trial sites have been closed, and the databases are undergoing third-party statistical validation. In addition, all image analysis algorithms including the classification algorithms, are final, and in accordance with FDA design control requirements, are undergoing software verification and validation. This work is being conducted by expert third-party contract research organizations and subcontractors. We look forward to unblinding the data and announcing top-line results within the next several weeks,” said Joseph V. Gulfo, MD, MBA, President & CEO.
About Electro-Optical Sciences
EOS is a medical device company focused on designing and developing a non-invasive, point-of-care instrument to assist in the early detection of melanoma. MelaFind features a hand-held imaging device that emits light of multiple wavelengths to capture images of suspicious pigmented skin lesions and extract data. Using sophisticated algorithms, the data are then analyzed against a proprietary database of melanomas and benign lesions in order to provide information to the physician and produce a recommendation of whether the lesion should be biopsied.
Melanoma is the deadliest of skin cancers, responsible for approximately 80% of all skin cancer deaths. Unless melanoma is detected early and excised with proper margins, the patient survival rate is poor, as there is currently no cure for advanced stage melanoma.

For more information on EOS, visit www.eosciences.com.
Safe Harbor
This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to economic, business, competitive, market and regulatory factors.
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